Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research Reports Third Quarter 2015 Results

Highlights

•	Book-to-bill of 1.4x for the third quarter of 2015 and 1.3x for each of the nine and twelve month periods ended September 30, 2015.

•	Net new business awards of $327.7 million and $879.1 million for the three and nine months ended September 30, 2015, respectively.

•	Adjusted net service revenue growth of 15.4% and 14.7% for the three and nine months ended September 30, 2015, respectively.

•	Adjusted diluted earnings per share growth of 152.2% and 160.7% to $0.58 and $1.46 for the three and nine months ended September 30, 2015, respectively.

•	GAAP diluted earnings per share of $0.64 and $1.42 for the three and nine months ended September 30, 2015, respectively.

•	Increased full year net service revenue guidance to $910 million to $914 million and adjusted diluted EPS guidance to $1.91 to $1.97.

RALEIGH, NC, October 29, 2015-- INC Research Holdings, Inc. (Nasdaq: INCR), a leading global Phase I to Phase IV contract research organization, today reported financial results for the third quarter and year-to-date periods ended September 30, 2015.

"INC Research delivered another consecutive quarter of record strong results," stated Chief Executive Officer Jamie Macdonald. "These results further underscore the success of our approach in leveraging therapeutically-aligned teams, our proven Trusted Process clinical trial methodology and best-in-class site relationships to deliver unmatched Phase I-IV global clinical development programs for our customers. I am extremely proud of our employees worldwide whose ‘Can do, I own it’ mindset and unwavering commitment to all of our stakeholders make these results and INC’s continued success possible. In a robust market and with strong growth prospects, we are confident in the future outlook for the Company and as a result are increasing our earnings expectations for full-year 2015."

Third Quarter 2015 Results
Adjusted net service revenue for the three months ended September 30, 2015 increased by 15.4% to $234.5 million, compared to adjusted net service revenue of $203.3 million for the three months ended September 30, 2014. Adjusted net service revenue for the nine months ended September 30, 2015 increased by 14.7% to $673.4 million, compared to adjusted net service revenue of $587.0 million for the nine months ended September 30, 2014. Adjusted net service revenue for the three and nine months ended September 30, 2014 excludes an estimated $4.5 million and $9.0 million, respectively, in net service revenue from higher-than-normal contract change order activity that the Company believes is not representative of ongoing operations. Adjusted net service revenue growth during both the third quarter and first nine months of 2015 was primarily driven by continued strong awards over the last two years, a lower cancellation rate of previously awarded business and a positive revenue mix. In 2015, revenue grew across all therapeutic areas and has been particularly strong in the central nervous system, oncology and other complex therapeutic areas. During the three and nine months ended September 30, 2015, fluctuations in foreign currency exchange rates resulted in an unfavorable impact of $10.3 million and $31.9 million, respectively, on net service revenue compared to the same periods in the prior year.
Income from operations for the three months ended September 30, 2015 increased 95.0% to $44.3 million, compared to $22.7 million for the three months ended September 30, 2014. Income from operations for the nine months ended September 30, 2015 increased 149.3% to $112.7 million, compared to $45.2 million for the nine months ended September 30, 2014. Operating margins for the three and nine months ended September 30, 2015 were 18.9% and 16.7%, respectively, compared to 10.9% and 7.6% for the same periods in the prior year.
The Company's income from operations includes certain expenses and transactions that the Company believes are not representative of its core operations. Excluding these items, adjusted income from operations was $56.0 million for the three months ended September 30, 2015, compared to $32.1 million for the three months ended September 30, 2014, representing growth of 74.4%. Adjusted income from operations was $151.2 million for the nine months ended September 30, 2015, compared to $88.3 million for the nine months ended September 30, 2014, representing growth of 71.3%. Adjusted operating margin for the three and nine months ended September 30, 2015, was 23.9% and 22.5%, respectively, compared to 15.8% and 15.0% for the same periods in 2014.
The Company reported net income for the three months ended September 30, 2015 of $37.8 million, resulting in diluted earnings per share of $0.64, compared to net income of $12.4 million, or $0.24 per diluted share, for the three months ended September 30, 2014. Net income for the nine months ended September 30, 2015 of $86.4 million, resulted in diluted earnings per share of $1.42, compared to net income of $25.9 million, or $0.50 per diluted share, for the nine months ended September 30, 2014.
Adjusted net income for the three months ended September 30, 2015 was $33.9 million, or $0.58 per diluted share, compared to $12.1 million, or $0.23 per diluted share, for the same period in the prior year. Adjusted net income for the nine months ended September 30, 2015 was $88.8 million, or $1.46 per diluted share, compared to $29.4 million, or $0.56 per diluted share, for the same period in the prior year.
Adjusted EBITDA for the three months ended September 30, 2015 increased 63.8% to $60.3 million, up from $36.8 million for the three months ended September 30, 2014. Adjusted EBITDA for the nine months ended September 30, 2015 increased 57.0% to $164.8 million, up from $104.9 million for the nine months ended September 30, 2014. For the three and nine months ended September 30, 2015, adjusted EBITDA margins increased to 25.7% and 24.5%, respectively, from 18.1% and 17.9%, for the three and nine months ended September 30, 2014, respectively.
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net service revenue, adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures, are provided below and attached to this press release.

New Business Awards and Backlog
Backlog grew by 17.3% to $1.8 billion as of September 30, 2015, as compared to $1.5 billion as of September 30, 2014. For the three, nine and twelve months ended September 30, 2015, fluctuations in foreign currency exchange rates resulted in an unfavorable impact on our September 30, 2015 backlog in the amount of $3.1 million, $29.0 million and $48.1 million, respectively, primarily due to the weakening of the Euro and British Pound against the U.S. dollar. Net new business awards were $327.7 million, representing a book-to-bill ratio of 1.4x, for the three months ended September 30, 2015 as compared to $249.3 million for the three months ended September 30, 2014. Net new business awards were $879.1 million, representing a book-to-bill ratio of 1.3x, for the nine months ended September 30, 2015 as compared to $633.5 million for the nine months ended September 30, 2014.
Business Outlook
The Company is updating its 2015 full-year guidance as outlined in the following table. The guidance takes into account a number of factors, including current foreign currency exchange rates, expected tax rates, and the Company’s overall outlook.

	Guidance Issued		Guidance Issued
	10/29/2015		7/30/2015
	Low	High	Low	High
Net service revenue	$910 million	$914 million	$900 million	$910 million
GAAP diluted EPS(1)	$1.84	$1.93	$1.44	$1.60
Adjusted diluted EPS(1)	$1.91	$1.97	$1.69	$1.80
(1) Guidance includes one-time benefits of $7.7 million ($4.9 million net of tax), representing approximately $0.08 per share, realized during the nine months ended September 30, 2015.
Additionally, the Company maintains its long-term targets of 10% - 12% Net service revenue growth, 13% - 15% Adjusted EBITDA growth, and up to 20% Adjusted diluted EPS growth.
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net income and diluted adjusted earnings per share to the corresponding GAAP measures are provided below and attached to this press release.
Webcast and Conference Call Details
INC Research will host a conference call at 8:00 a.m. EDT on October 29, 2015, to discuss its third quarter 2015 financial results. The live webcast will be available in listen-only mode on the Events section of the Company's Investor Relations website at investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 60130163.
An archived replay of the conference call will be available online at investor.incresearch.com after 1:00 p.m. EDT on October 29, 2015. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 (855) 859-2056 within the United States or +1 (404) 537-3406 outside the United States. The audio replay ID is 60130163.

About INC Research
INC Research (Nasdaq: INCR) is a leading global contract research organization ("CRO") providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 100 countries. For more information, please visit www.incresearch.com.
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release, including our updated 2015 guidance and long-term targets, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: fluctuations in our financial results; our ability to maintain or generate new business awards; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; our ability to adequately price our contracts and not overrun cost estimates; our customer or therapeutic area concentration; international economic, political and other risks; our ability to increase our market share, grow our business and execute our growth strategies; and the other risk factors set forth in our Form 10-K for the year ended December 31, 2014, Form 10-Q for the quarter ended March 31, 2015 and other SEC filings, copies of which are available free of charge on our website at investor.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with GAAP, this press release contains certain non-GAAP financial measures, including Adjusted Net Service Revenue, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income (including Adjusted Diluted Earnings per Share), EBITDA and Adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of the Company.
The Company defines Adjusted Net Service Revenue as net service revenue excluding the impact of higher-than-normal change order activity that occurred during 2014.
The Company defines Adjusted Income from Operations as income from operations excluding the impact of higher-than-normal revenue change order activity and certain expenses and transactions that the Company believes are not representative of its core operations, namely, management fees that terminated in connection with the Company's initial public offering, acquisition-related amortization, restructuring costs, transaction expenses, stock compensation expense, contingent consideration related to acquisitions, and asset impairment charges. The Company defines Adjusted Operating Margin as adjusted income from operations as a percentage of adjusted net service revenue.
The Company defines Adjusted Net Income (including Adjusted Diluted Earnings per Share) as net income (including diluted earnings per share) excluding debt refinancing expenses, loss on extinguishment of debt, other (income) expense and the items excluded from adjusted income from operations mentioned previously. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate.

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the impact of higher-than-normal revenue change order activity and certain expenses and transactions that the Company believes are not representative of its core operations, namely, management fees that terminated in connection with the Company's initial public offering, restructuring costs, transaction expenses, stock compensation expense, contingent consideration related to acquisitions, asset impairment charges, debt refinancing expenses, loss on extinguishment of debt and other (income) expense. The Company presents EBITDA and Adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to service its debt obligations, fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Net Service Revenue, Adjusted Income from Operations, Adjusted Operating Margin, and Adjusted Net Income (including Adjusted Diluted Earnings per Share) are used by management and the Board to assess its business, as well as by investors and analysts, to measure the Company's performance. Adjusted EBITDA is also a useful metric for management, investors and debt holders to measure the Company's ability to service its debt obligations.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.  Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact:
Ronnie Speight
Vice President, Investor Relations
Phone: +1 (919) 745-2745
Email: Investor.Relations@incresearch.com

Press/Media Contact:
Lori Dorer
Senior Director, Corporate Communications
Phone: +1 (513) 345-1685
Email: Corporate.Communications@incresearch.com

INC Research Holdings, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net service revenue	$234,494	$207,763	$673,384	$596,003
Reimbursable out-of-pocket expenses	115,651	90,861	322,970	255,141
Total revenue	350,145	298,624	996,354	851,144

Costs and operating expenses:
Direct costs	135,530	129,557	398,988	381,102
Reimbursable out-of-pocket expenses	115,651	90,861	322,970	255,141
Selling, general and administrative	40,429	38,185	113,354	104,332
Restructuring and other costs	(28)	2,951	1,566	6,126
Transaction expenses	403	—	922	2,042
Asset impairment charges	—	—	3,931	17,245
Depreciation	4,357	4,734	13,543	16,628
Amortization	9,462	9,597	28,413	23,337
Total operating expenses	305,804	275,885	883,687	805,953
Income from operations	44,341	22,739	112,667	45,191

Other income (expense), net:
Interest income	28	26	157	226
Interest expense	(3,065)	(12,929)	(12,687)	(41,853)
Loss on extinguishment of debt	—	—	(9,795)	—
Other income (expense), net	(1,003)	5,136	4,138	6,177
Total other expense, net	(4,040)	(7,767)	(18,187)	(35,450)
Income before provision for income taxes	40,301	14,972	94,480	9,741
Income tax benefit (expense)	(2,487)	(2,417)	(8,089)	16,569
Net income	37,814	12,555	86,391	26,310
Class C common stock dividends	—	(125)	—	(375)
Net income attributable to common stockholders	$37,814	$12,430	$86,391	$25,935

Earnings per share attributable to common stockholders:
Basic	$0.67	$0.24	$1.47	$0.50
Diluted	$0.64	$0.24	$1.42	$0.50
Weighted average common shares outstanding:
Basic	56,325	51,905	58,583	51,900
Diluted	58,764	52,514	60,826	52,215

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted Net Service Revenue:
Net service revenue	$234,494	$207,763	$673,384	$596,003
Change order adjustment (a)	—	(4,500)	—	(9,000)
Adjusted Net Service Revenue	$234,494	$203,263	$673,384	$587,003

Adjusted Income from Operations:
GAAP income from operations	$44,341	$22,739	$112,667	$45,191
Amortization (b)	9,462	9,597	28,413	23,337
Restructuring and other costs (c)	(28)	2,951	1,566	6,126
Transaction expenses (d)	403	—	922	2,042
Asset impairment charges (e)	—	—	3,931	17,245
Stock-based compensation (f)	1,668	881	3,288	2,305
Contingent consideration treated as compensation expense (g)	114	285	446	643
Monitoring and advisory fees (h)	—	137	—	420
Change order adjustment (a)	—	(4,500)	—	(9,000)
Adjusted Income from Operations	$55,960	$32,090	$151,233	$88,309
GAAP Operating Margin	18.9%	10.9%	16.7%	7.6%
Adjusted Operating Margin	23.9%	15.8%	22.5%	15.0%

EBITDA and Adjusted EBITDA:
Net income as reported	$37,814	$12,555	$86,391	$26,310
Interest expense, net	3,037	12,903	12,530	41,627
Income tax expense (benefit)	2,487	2,417	8,089	(16,569)
Depreciation	4,357	4,734	13,543	16,628
Amortization (b)	9,462	9,597	28,413	23,337
EBITDA	57,157	42,206	148,966	91,333
Restructuring and other costs (c)	(28)	2,951	1,566	6,126
Transaction expenses (d)	403	—	922	2,042
Asset impairment charges (e)	—	—	3,931	17,245
Stock-based compensation (f)	1,668	881	3,288	2,305
Contingent consideration treated as compensation expense (g)	114	285	446	643
Monitoring and advisory fees (h)	—	137	—	420
Other (income) expense (i)	1,003	(5,136)	(4,138)	(6,177)
Loss on extinguishment of debt (j)	—	—	9,795	—
Change order adjustment (a)	—	(4,500)	—	(9,000)
Adjusted EBITDA	$60,317	$36,824	$164,776	$104,937
Adjusted EBITDA Margin	25.7%	18.1%	24.5%	17.9%

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted Net Income:
Net income as reported	$37,814	$12,555	$86,391	$26,310
Amortization (b)	9,462	9,597	28,413	23,337
Restructuring and other costs (c)	(28)	2,951	1,566	6,126
Transaction expenses (d)	403	—	922	2,042
Asset impairment charges (e)	—	—	3,931	17,245
Stock-based compensation (f)	1,668	881	3,288	2,305
Contingent consideration treated as compensation expense (g)	114	285	446	643
Monitoring and advisory fees (h)	—	137	—	420
Other (income) expense (i)	1,003	(5,136)	(4,138)	(6,177)
Loss on extinguishment of debt (j)	—	—	9,795	—
Change order adjustment (a)	—	(4,500)	—	(9,000)
Adjust income tax to normalized rate (k)	(16,565)	(4,683)	(41,845)	(33,842)
Adjusted Net Income	$33,871	$12,087	$88,769	$29,409

Diluted weighted average common shares outstanding	58,764	52,514	60,826	52,215

Adjusted Diluted EPS	$0.58	$0.23	$1.46	$0.56

(a)
Net service revenue for the three and nine months ended September 30, 2014 have been adjusted by $4.5 million and $9.0 million, respectively, to remove the impact of the higher-than-normal change order activity.

(b)	Represents the amortization of intangible assets primarily for customer relationships and backlog.

(c)
Restructuring and other costs consist of: (i) severance costs associated with a reduction of workforce in line with the Company's expectations of future business operations, and (ii) lease obligation and termination costs in connection with abandonment and closure of redundant facilities.

(d)
Represents fees associated with the Company's May and August 2015 registered secondary common stock offerings, debt placement and refinancing, and costs incurred in connection with business combinations and potential acquisitions and other corporate transactions.

(e)	Represents impairment of goodwill and long-lived assets associated with the Company's Phase I Services and Global Consulting reporting units.

(f)	Represents share-based compensation expense related to awards granted under equity incentive plans.

(g)	Represents contingent consideration expense incurred as a result of acquisitions and accounted for as compensation expense under GAAP.

(h)
Represents monitoring and advisory fees paid to affiliates of Avista Capital Partners, L.P. in the periods prior to the Company's initial public offering in November 2014, as well as reimbursements of expenses paid to affiliates of Avista Capital Partners, L.P. and affiliates of Teachers' Private Capital pursuant to the Expense Reimbursement Agreement. These arrangements were terminated upon completion of the Company's initial public offering.

(i)	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

(j)	Represents loss on extinguishment of debt associated with the Company's May 2015 debt refinancing.

(k)
Adjustment for the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using the estimated effective tax rate of 36% in 2015 and 37% in 2014. In 2015 and 2014, the Company's effective tax rate has been adjusted in order to reflect the removal of the tax impact of its valuation allowances recorded against its deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. Historically, the Company has recorded a valuation allowance against some of its deferred tax assets, but believes that these valuation allowances cause significant fluctuations in its financial results that are not indicative of the Company's underlying financial performance. Specifically, the majority of the Company's revenue was generated in jurisdictions in which it recognized no tax expense or benefit due to changes in this valuation allowance. In addition, 2015 has also been adjusted for the elimination of a $2.6 million benefit from the release of a reserve for a pre-acquisition uncertain tax position associated with Kendle International, Inc., a company we acquired in July 2011.

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Full-Year 2015 Guidance
(in millions, except per share data)
(unaudited)

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Net income and diluted earnings per share	$111.0	$116.0	$1.84	$1.93
Adjustments:
Amortization (a)	37.9	37.9
Stock-based compensation expense (a)	5.2	5.2
Contingent consideration treated as compensation expense (a)	0.5	0.5
Transaction expenses (a)	1.4	1.4
Restructuring expenses (a)	2.6	2.6
Asset impairment charges (a)	3.9	3.9
Debt extinguishment costs (a)	9.8	9.8
Other (a)	(3.9)	(4.1)
Income tax effect of above adjustments (b)	(53.4)	(54.7)
Adjusted net income and adjusted diluted earnings per share	$115.0	$118.5	$1.91	$1.97

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of income tax reduction.

(b)
Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 36%, which is the midpoint of our range for the expected income tax rate of 35% to 37%. This adjustment also excludes the impact of the valuation allowances recorded against our deferred tax assets and other unusual tax impacts during the period. Historically, the Company recorded a valuation allowance against some of its deferred tax assets, but believes that these valuation allowances cause significant fluctuations in its financial results that are not indicative of the Company's underlying financial performance.

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$136,091	$126,453
Restricted cash	431	505
Accounts receivable:
Billed, net	176,952	130,270
Unbilled	153,795	118,101
Current portion of deferred income taxes	16,610	16,177
Prepaid expenses and other current assets	37,423	35,393
Total current assets	521,302	426,899
Property and equipment, net	39,734	43,725
Goodwill	552,838	556,863
Intangible assets, net	161,755	190,359
Deferred income taxes, less current portion	15,910	15,665
Other long-term assets	11,502	11,576
Total assets	$1,303,041	$1,245,087
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,348	$16,548
Accrued liabilities	110,505	111,655
Deferred revenue	337,279	246,902
Current portion of long-term debt	—	4,250
Current portion of capital lease obligations	53	441
Total current liabilities	462,185	379,796
Long-term debt, less current portion	475,000	415,277
Capital lease obligations, less current portion	—	11
Deferred income taxes	27,826	30,368
Other long-term liabilities	20,177	27,426
Total liabilities	985,188	852,878
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 30,000,000 authorized, 0 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized; 56,483,381 and 61,233,850 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	565	612
Additional paid-in-capital	584,002	634,946
Accumulated other comprehensive loss	(38,474)	(26,200)
Accumulated deficit	(228,240)	(217,149)
Total stockholders' equity	317,853	392,209
Total liabilities and stockholders' equity	$1,303,041	$1,245,087

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income	$86,391	$26,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,956	39,965
Loss on extinguishment of debt	9,795	—
Stock repurchase costs	922	—
Amortization of capitalized loan fees	1,079	4,818
Stock-based compensation	3,288	2,305
Provision (recovery) for doubtful accounts	(440)	2,811
Deferred income taxes	112	(22,233)
Foreign currency adjustments	(2,302)	(10,697)
Asset impairment charges	3,931	17,245
Other adjustments	(152)	388
Changes in operating assets and liabilities:
Accounts receivable billed and unbilled	(84,107)	(11,373)
Accounts payable and accrued liabilities	(2,085)	18,546
Deferred revenue	93,753	51,338
Other assets and liabilities	(11,019)	(2,095)
Net cash provided by operating activities	141,122	117,328
Investing activities
Acquisition of business, net of cash acquired	—	(2,302)
Purchase of property and equipment	(11,565)	(17,739)
Net cash used in investing activities	(11,565)	(20,041)
Financing activities
Payments on long-term debt	(475,001)	(5,453)
Proceeds from issuance of long-term debt	525,000	—
Payments of debt financing costs	(4,987)	—
Payments related to business combinations	(973)	—
Principal payments toward capital lease obligations	(398)	(2,455)
Payments of stock repurchase costs	(922)	—
Payments for repurchase of common stock	(150,000)	(38)
Payments related to tax withholding for stock-based compensation	(3,161)	—
Proceeds from the exercise of stock options	1,058	108
Dividends paid	—	(375)
Net cash used in financing activities	(109,384)	(8,213)
Effect of exchange rate changes on cash and cash equivalents	(10,535)	(243)
Net change in cash and cash equivalents	9,638	88,831
Cash and cash equivalents at the beginning of the period	126,453	96,972
Cash and cash equivalents at the end of the period	$136,091	$185,803